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EXHIBIT 12



                                 TOM'S FOODS INC

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)


                                                       December 28,     December 29,      December 30,
                                                           2002             2001              2000
                                                       ------------     ------------      ------------

Earnings
    Loss before Income Taxes
      and cumulative effect of accounting change          $ 2,181          $(1,075)          $(2,440)
    Fixed Charges                                           8,828            9,112             9,678
                                                          -------          -------           -------
                                                           11,009            8,037             7,238
    Fixed Charges:
    Interest Expense                                        7,163            7,615             8,381
    Preferred Stock Dividends                                  --               --                --
    Interest factor related to rentals (a)                  1,665            1,497             1,297
                                                          -------          -------           -------

                                                            8,828            9,112             9,678

Ratio of Earnings to Fixed Charges                           1.25             0.88              0.75
                                                          =======          =======           =======

     (a)   Represents interest expense factor related to rental expense


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